UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 362-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Unit Purchase Agreement with Controlling Members of Enovation Controls, LLC

On November 7, 2016, Sun Hydraulics Corporation (“Sun”) entered into a definitive Unit Purchase Agreement (the “Purchase Agreement”) with Murphy Group, Inc., an Oklahoma corporation (“Murphy Group”), and EControls Group, Inc., a Texas corporation (“EControls,” and together with Murphy Group, the “Sellers”), which together own a majority of the outstanding membership units of Enovation Controls, LLC, an Oklahoma limited liability company (“Enovation”).

Enovation is engaged in the business of providing sophisticated digital control systems for gaseous fuel engines and engine-driven equipment focused on the vehicle and energy markets.

Pursuant to the terms of the Purchase Agreement and subject to the conditions set forth therein, prior to the closing of Sun’s acquisition of the interests of the Sellers, Enovation will spin off its Natural Gas Production Controls and Engine Controls and Fuel Systems business segments (the “Energy and Engine Divisions”) and redeem all outstanding membership interests in Enovation other than those held by Sellers.  Sun will then purchase the membership interests in Enovation held by Sellers, resulting in Enovation becoming a wholly-owned subsidiary of Sun.  The business remaining in Enovation after the spin-off of the Energy and Engine Divisions will consist primarily of Enovation’s Power Controls (“PC”) and Vehicle Technology (“VT”) divisions. The PC division will continue to provide electronic control systems, displays and customized instrumentation panels for power units, generator sets, off-highway equipment and engine and pump instrumentation.  The company’s VT division will continue to provide electronic controls and infotainment solutions for vehicle manufacturers, solving complex problems in the recreational and off-highway vehicle and marine markets.

The aggregate cash consideration payable under the Purchase Agreement is expected to be up to approximately $250 million, which includes an initial payment at closing of approximately $200 million, less outstanding Enovation debt and unpaid transaction costs and subject to customary working capital adjustments, and an earn-out of up to approximately $50 million, payable in three installments after closing, based on the performance of Enovation during the 9, 18 and 27 month periods after closing.  The parties are attempting to obtain an insurance policy to be issued at closing which will provide approximately $30 million of coverage to Sun for breaches of most of the representations and warranties of the Sellers in the Purchase Agreement, subject to a $3 million deductible. In that event, approximately $1.5 million of the purchase price also will be placed in an escrow account as security for the indemnification obligations of the Sellers under the Purchase Agreement.  If Sun does not obtain a reasonably acceptable insurance policy, Sellers have agreed that the amount of the escrow account will be increased to $15,000,000, which will be held for 18 months as security for the Sellers’ indemnification obligations.

The closing of the transaction, which is expected to occur in the fourth quarter of 2016, is subject to the final negotiation of transition agreements and satisfaction of customary closing conditions, including, among others, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, all as determined in accordance with the Purchase Agreement.

The Purchase Agreement also contains customary representations and warranties, indemnification obligations and covenants.

The Purchase Agreement has been approved by the Board of Directors of the Company, the Board of Managers of Enovation and the requisite members of Enovation.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

The Purchase Agreement has been included to provide readers with information regarding its terms. It is not intended to provide any other financial information about Sun, Enovation, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties.  Readers should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Sun or Enovation or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by Sun.

Item 2.02.	Results of Operations and Financial Condition.

On November 7, 2016, the Registrant issued the press release attached hereto as Exhibit 99.2 announcing its financial results for the third fiscal quarter of 2016.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Unit Purchase Agreement, dated as of November 7, 2016, by and among Sun Hydraulics Corporation, Murphy Group, Inc., and EControls Group, Inc.

      99.1 Press release announcing the transaction dated November 7, 2016.

      99.2 Third Quarter Earnings Press release dated November 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

Dated: November 8, 2016	By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal Financial and Accounting Officer)

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